Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 12th day of April 2024 (the “Effective Date”), by and between Safe Pro Group Inc., a Delaware corporation with offices at 18305 Biscayne Blvd., Suite 222, Aventura, FL 33160 (the “Corporation”), and Theresa Carlise (the “Executive”) at [***], under the following circumstances:

RECITALS:

A.	The Corporation entered into an employment agreement with Executive, dated June 22, 2023 and amended on November 1, 2023, and further amended on March 27, 2024, (as amended, the “Original Agreement”);

B.	The Corporation and the Executive desire to amend and restate the Original Agreement in its entirety upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an Executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as Chief Financial Officer, Treasurer and Assistant Secretary, with such duties, responsibilities, and authority as are commensurate and consistent with her position, as may be, from time to time, assigned by the Chief Executive Officer (the “CEO”) of the Corporation. The Executive shall report directly to the CEO. During the Term (as defined in Section 3), the Executive shall devote all her full business time and efforts to the performance of her duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3. Term of Employment. The term of the Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of two (2) years commencing on June 22, 2023. Upon listing on Nasdaq or other National Market System exchange, the term of this agreement will automatically be amended to re-commence a new (3) three-year term, from the listing date thereof, (“Amended Renewal Term”). The term of this Agreement shall automatically be extended for three additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than thirty (30) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term or Amended Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term, Amended Renewal Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for her services hereunder, in monthly installments during the Term, per the following schedule (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations and monthly advances against the salary. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but such salary shall not be decreased during the Term.

(i) Beginning January 22, 2023, a portion of the Base Salary will be payable to Executive in the amount of $10,000 per month, on the Company’s regular payroll schedule and the following is to be accrued until such time an IPO is effective or the Compensation Committee of the Company’s Board of Directors’ approves, whichever is earlier; $2,500 Base Salary, an auto allowance of $600 per month and payment of 100% of her health insurance premium through the Company’s plan or if the Company doesn’t have a plan, then up to $1,500 per month of the actual premium paid for private health and life insurance.

(ii) Beginning the day after the Company is listed for trading on Nasdaq or other National Market System exchange, Base Salary will be $15,000 per month, in addition to the following benefits; an auto allowance of $600 per month and payment of 100% of her health insurance premium through the Company’s plan or if the Company doesn’t have a plan, then up to $1,500 per month of the actual premium paid for private health and life insurance and will be payable on the Company’s regular payroll schedule.

(b) Equity Awards. Within five business days after the effective date, Executive will receive 30,000 fully vested restricted shares of the Company. In addition, Executive shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(c) Bonus. The Executive shall receive a minimum annual bonus, of which will be 10-20% of the Executives’ annual Base Salary, at that time, of which percentage will be determined by the Compensation Committee of the Board of Directors. Additionally, the Executive shall receive a cash bonus of $25,000 and an equity award of 30,000 fully vested restricted shares of Company common stock upon the Company being listed for trading on Nasdaq or other National Market System exchange.

(d) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of her employment, including all reasonable expenses in connection with Executive’s employment with the Corporation, consistent with the Corporation’s policy for reimbursement of expenses from time to time and home office reimbursement, if applicable.

(e) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans the Corporation provides to its senior Executives.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death;

(ii) upon the Executive’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Executive’s option, upon thirty (30) days prior written notice to the Corporation;

(v) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive;

(vi) at the Corporation’s option, in the event of an act by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation; or

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform her regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Executive has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Executive, vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Executive is willing, able and commences to devote her time and energies to the affairs of the Corporation to the extent and in the manner that she did so prior to her Total Disability. Nothing in this Section 5(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. s.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. s12101 et seq.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to (i) any diminution of duties inconsistent with Executive’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Executive compensation provided for herein, except to the extent Executive consents in writing prior to any reduction, deferral or waiver of compensation, which non-payment continues for a period of ten (10) days following written notice to the Corporation by Executive of such non-payment; (iii) any relocation of the principal location of Executive’s employment outside Delaware without the Executive’s prior written consent; (iv) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days after receipt of written notice thereof from the Executive.

(d) For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Executive’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Corporation, including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful and reasonable instructions of the person or body to which Executive reports, which failure, if curable, is not cured within thirty (30) days after written notice to the Executive thereof; or

(v) gross negligence or willful misconduct in the performance of Executive’s assigned duties; or

(vi) any material breach of this Agreement by Executive, which breach, if curable, is not cured within fifteen (15) days after written notice to the Executive of such breach.

6. Effects of Termination

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive or her estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of twelve (12) months following the Executive’s death or Total Disability of benefits under Benefit Plans extended from time to time by the Corporation to its senior Executives; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Executive’s employment for an additional one (1) year period and the Executive chooses not to continue in the employ of the Corporation, the Executive shall be entitled to receive only the accrued but unpaid compensation through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Executive, then the Executive shall be entitled to the same severance benefits as if the Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non- Renewal Notice was triggered due to the Corporation’s statement that the Executive’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”) or a Change in Control as defined in the Company’s 2022 Equity Plan, in addition to the accrued but unpaid compensation through the end of the Term or any then applicable extension of the Term and any other benefits accrued to him or her under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) a cash payment, based on the current scale of Executive’s Base Salary, equal to the annual Base Salary, at such time, to be paid in a single lump sum payment not later than sixty (60) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior Executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment. In addition, any options or restricted stock shall be immediately vested upon termination of Executive’s employment pursuant to Section 5(a)(v) or by the Corporation without “Cause”.

(d) Upon termination of the Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Executive shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary through the date of termination, less withholding of applicable taxes and any other benefits accrued to her under any Benefit Plans outstanding at such time; and (ii) continued provision, for a period of one (1) month after the date of the Executive’s termination of employment, of benefits under Benefit Plans extended to the Executive at the time of termination. Executive shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of her death until paid in full.

7. Time Off. In addition to standard holidays, the Executive shall be entitled to (4) four weeks’ time off, of which remaining balance will be accrued to the following year. Discretionary absences of longer than one week should be scheduled at such time or times as the Executive and the Corporation shall determine is mutually convenient.

8. Disclosure of Confidential Information.

(a) The Executive recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information (i) is not in or does not hereafter become part of the public domain, or (ii) became known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Executive during the course of her employment, which is treated as confidential by the Corporation, and not otherwise in the public domain, except as required by law (but only after Executive has provided the Corporation with reasonable notice and opportunity to take action against any legally required disclosure. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder.

(b) The Executive affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c) In the event that the Executive’s employment with the Corporation terminates for any reason, the Executive shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Corporation.

9. Non-Competition and Non-Solicitation.

(a) The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the Corporation’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Executive’s employment hereunder for the time periods specified below.

(b) The Executive hereby agrees and covenants that she shall not without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an Executive, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Corporation; provided however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory.

(i) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation, or control of any business in competition with the Business of the Corporation, as defined in the next sentence. “Business” shall mean products and services used for the detection and disposal of mines and unexploded ordinance or the use of drones to inspect infrastructure.

(ii) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any Executive, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such Executive or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation;

(iii) Attempt in any manner to solicit or accept from any customer of the Corporation, with whom Executive had significant contact during Executive’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Corporation; or

(iv) Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for thepurpose of competing with the Business of the Corporation. With respect to the activities described in Paragraphs (i), (ii), (iii) and (iv) above, the restrictions of this Section 9 shall continue during the Employment Period and, upon termination of the Executive’s employment for a period of one (1) year thereafter.

(c) Notwithstanding the foregoing, nothing in this Section 9 shall prevent the Executive from participating in or serving as an officer or director of a nonprofit organization.

10. Non-Disparagement. The Executive agrees not to make any negative or derogatory statements, orally or in writing, about the Corporation, its affiliates, or their respective officers, directors, Executives, products, services, or business practices, to any third party, including but not limited to, the media, customers, suppliers, or Executives, except as required by law or legal process. The Corporation agrees to instruct its officers and directors to refrain from making any negative or derogatory statements, orally or in writing, about the Executive to any third party, including but not limited to, the media, customers, suppliers, or Executives, except as required by law or legal process. The provisions of this Section 10 shall survive the termination of the Executive’s employment hereunder.

11. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified Executive” within the meaning of Section 409A on the date of Executive’s “separation from service,” any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. All tax gross-up payments provided under this Agreement or any other agreement with Executive shall be made or provided by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, in accordance with the requirements of Section 409A.

12. Section 409A Gross-Up. The Company acknowledges and agrees that if any payment, award, benefit, or distribution (or any acceleration of any payment, award, benefit, or distribution) made or provided to Executive or for Executive’s benefit in connection with this Agreement, or Executive’s employment with the Company or the termination thereof (the “Payments”) are determined to be subject to the additional taxes, interest, or penalties imposed by Section 409A, or any interest or penalties with respect to such additional taxes, interest, or penalties (such additional taxes, together with any such interest and penalties, are referred to collectively as the “Section 409A Tax”), then Executive will be entitled to receive an additional payment (a “409A Gross-Up Payment”) from the Company such that the net amount Executive retains after paying any applicable Section 409A Tax and any federal, state, or local income or FICA taxes on such 409A Gross-Up Payment, shall be equal to the amount Executive would have received if the Section 409A Tax were not applicable to the Payments. Unless otherwise agreed in writing by Executive and the Company, all determinations of the Section 409A Tax and 409A Gross-Up Payment, if any, will be made by an independent “big four” accounting firm designated by the Company, and such accounting firm shall be instructed to provide the Company and Executive with a written opinion of any determination such accounting firm has been requested to provide. The Company shall be responsible for such accounting firm’s fees. For purposes of determining the amount of the 409A Gross-Up Payment, if any, Executive will be deemed to pay federal income tax at the actual marginal rate of federal income taxation in the calendar year in which the total Payments are made and state and local income taxes at the actual marginal rate of taxation in the state and locality of Executive’s residence on the date the total Payments are made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. If the Section 409A Tax is determined by the Internal Revenue Service, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the 409A Gross- Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the 409A Gross-Up Payment), the Company shall make another 409A Gross-Up Payment in respect of such excess (plus any interest, penalties, or additions payable by Executive with respect to such excess). The Company and Executive shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the total Payments. The 409A Gross-Up Payments provided to Executive shall be made no later than the tenth business day following the last date the Payments are made but in all events within the time period specified in Section 7(b).

13. Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

14. Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

15. Parachute Payments; Gross-Up. Anything in this Agreement to the contrary notwithstanding, in the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or any arrangement or agreement with any person whose actions result in a change of ownership or effective control or a change in the ownership of a substantial portion of the assets of the corporation covered by Code Section 280G(b)(2) (a “280G Change in Control”), or any person affiliated with the Company or such person) as a result of a 280G Change in Control(collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999, the Company shall pay to Executive at the time specified below (i) an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-Up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by Executive’s actual marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

For purposes of determining the amount of the Gross-Up Payment, Executive’s actual U.S. federal income tax rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at Executive’s actual rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, shall be used.

16. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by her of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation ofpayment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement amends and restates the Original Agreement in its entirety. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and effective as of the Effective Date.

SAFE PRO GROUP INC:

/s/ Daniyel Erdberg
4/12/2024
Name:	Daniyel Erdberg
Title:	CEO

EXECUTIVE:

4/12/2024
/s/ Theresa Carlise

THERESA CARLISE

-10-